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                                                                    Exhibit 10.3

                                                   M/I SCHOTTENSTEIN HOMES, INC.
                                                   BONUS PROGRAM
                                                   SENIOR VICE PRESIDENT/
                                                   REGIONAL MANAGER
                                                   EFFECTIVE JANUARY 1, 1996

BONUS CRITERIA:

A Senior Vice President - Regional Manager is eligible to receive up to three times of his December 31 base salary as per the following criteria:


1. If the respective Region's Actual Net Income is at least $1,500,000, the percentage of Net Income to Revenue is at least .5% and the respective Divisions in each Region achieve at least a 92% COMBINED affirmative response level, a graduating cents per dollar amount will be awarded as indicated on Attachment A which will cease upon attainment of the prior year's combined Net Income result.

2. If the respective Region's ACTUAL Net Income in excess of the PRIOR YEAR Net Income is at least $500,000, the percentage of Net Income to Revenue is 1.50% or higher and the affirmative responses of the respective Region average 92% or higher, a graduating cents per dollar amount will be awarded as indicated on ATTACHMENT B:

THE NET INCOME DEFINITION INCLUDES THE PERFORMANCE OF THE RESPECTIVE LAND DEPARTMENTS FOR THE APPLICABLE REGIONAL MANAGERS (FAB 10 - COLUMBUS IS NOT INCLUDED IN LAND DEFINITION). NET INCOME ALSO INCLUDES CORPORATE CHARGES, DIVISION MANAGER BONUSES AND 1995 PERFORMANCE WILL BE RESTATED TO REFLECT ACCOUNTING CHANGES FOR CORPORATE CHARGES, DIVISION MANAGER'S BONUS, CAPITALIZED INTEREST AND GENERAL CONDITIONS TO ASSURE COMPARABILITY.

3. If the Region's Net Income is at least $50,000 AND if the respective Divisions in each Region achieve a combined 92% affirmative response to Question #16 on the related customer Questionnaire, the Regional Manager will receive 17% of his December 31 base salary at a COMBINED 92% affirmative level, increasing proportionally for each increase in customer responses over 92%, up to 25% of December 31 base salary at a 100% "yes" response level.

PAYMENT:

The bonus is 50% payable at the end of January and 50% payable prior to March 15 of the following year the bonus is earned. The individual must be employed in this capacity with the Company on the date the bonuses are distributed to receive a bonus. However, in the event of a promotion or transfer, the bonus amount will be allocated to time employed in each position. No amounts are considered due or payable in the event the employment relationship with the Company is terminated.

THE COMPANY RESERVES THE RIGHT TO REVISE THIS PROGRAM AS IT CONSIDERS NECESSARY.

ACKNOWLEDGED:



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         (Name)                                                  Date